Exhibit 99.1

Valuence Merger Corp. I Announces the Separate Trading of its Ordinary Shares and Warrants, Commencing April 22, 2022

NEW YORK, April 21, 2022 (GLOBE NEWSWIRE) – Valuence Merger Corp. I (NASDAQ: VMCAU) (the “Company”) today announced that, commencing April 22, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “VMCA” and “VMCAW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “VMCAU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at 1-800-808-7525, ext. 6105, or by email at syndicate@svbleerink.com.

Contact

Sung Yoon Woo
CEO, Valuence Merger Corp. I
(415) 340-0222
IR@valuencecap.com